NEWS RELEASE

Date:           July 15, 2005     12:00 p.m. E.S.T.
Contact:        James L. Saner, Sr., President and CEO
                MainSource Financial Group, Inc.  812-663-0157

                                               [MainSource Financial Group logo]

                      MainSource Financial Group Announces
                    Exercise of Over-Allotment Option for its
                           Common Stock - NASDAQ, MSFG

MainSource Financial Group, Inc. (NASDAQ: MSFG) announced today that the underwriters of its recently completed public offering have exercised in full their over-allotment option to purchase an additional 260,860 shares of common stock at a price to the public of $17.50 per share. The issuance and sale of the additional shares closed on July 8, 2005. Combined with the earlier sale, the net proceeds from the offering are estimated to be $32.9 million before expenses. Most, if not all, of the proceeds of the offering are intended to be used in the consummation of the merger of The Madison Bank and Trust Company with MainSource Bank, the wholly-owned subsidiary of the company.

A registration statement relating to these securities was filed with and declared effective by the Securities and Exchange Commission. A copy of the prospectus relating to the offering may be obtained from Stifel, Nicolaus & Company, Incorporated, 501 North Broadway, 9th Floor, St. Louis, Missouri 63102. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale or any solicitation of an offer to buy any securities in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the Nasdaq National Market (under the symbol: "MSFG") and is a community-focused, financial holding company with assets of approximately $1.5 billion. The Company operates 53 offices in 22 Indiana counties and six offices in three Illinois counties through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana; Peoples Trust Company, Linton, Indiana; and MainSource Bank of Illinois, Kankakee, Illinois. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the company provides various related financial services through the company's banking affiliates.

Forward-Looking Statements

The discussion in this press release includes certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic or market conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; and changes in the company's financial condition or business prospects.